Exhibit 107

Calculation of Filing Fee Table

Rule 424(b)(2)
(Form Type)

Corning Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Fees to be Paid	Debt	3.875% Notes due 2026	457(r) (2)	$330,780,000	99.986%	$330,733,690.80	0.0001102	$36,446.85
Fees to be Paid	Debt	4.125% Notes due 2031	457(r) (2)	$606,430,000	99.666%	$604,404,523.80	0.0001102	$66,605.38
	Total Offering Amounts					$935,138,214.60		$103,052.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$103,052.23 (3)

(1) The U.S. dollar equivalent of the amount registered has been calculated using Euro-to-U.S. dollar exchange rate of €1 to $1.1026 as announced by the Board of Governors of the Federal Reserve System on May 8, 2023.

(2) In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3ASR (SEC File No. 333-251135) filed on December 4, 2020.

(3) Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.